EXHIBIT 21.1

Subsidiaries of the Registrant	Jurisdiction of Incorporation

Apache Design, Inc.	Delaware

Esterel Technologies, Inc.	California

SAS IP, Inc.	Wyoming

ANSYS Canada Limited	Ontario

2011767 Ontario Inc.	Ontario

ANSYS Belgium, S.A.	Belgium

ANSYS France SAS	France

Apache Design Solutions Sarl.	France

Esterel Technologies, S.A.	France

ANSYS Germany GmbH	Germany

Apache Design Solutions GmbH	Germany

Esterel Technologies, GmbH	Germany

ANSYS Iberia S.L.	Spain

ANSYS Italia, Srl.	Italy

ANSYS Luxembourg Holding Company Sarl	Luxembourg

ANSYS Sweden, AB	Sweden

ANSYS UK Limited	United Kingdom

Century Dynamics, Limited	United Kingdom

ANSYS UK Holding Company Limited	United Kingdom

ANSYS UK Simulation Software Limited	United Kingdom

Apache Design Solutions, Ltd.	United Kingdom

Silver Nugget Limited	United Kingdom

ANSYS Japan K.K.	Japan

Apache Design Solutions K.K.	Japan

Apache Design Solutions Yuhan Hoesa	Korea

Apache Design Solutions Pte. Ltd.	Singapore

Apache Design Solutions Inc.	Taiwan

Fluent China Holdings Limited	Barbados

Fluent Software (Shanghai) Co., Limited	People's Republic of China

ANSYS-Fluent (Shanghai) Engineering Software Trading Co., Ltd.	People's Republic of China

Apache Science and Technology (Shanghai) Co. Ltd.	People's Republic of China

Apache Design Solutions, Inc.	People's Republic of China

ANSYS Hong Kong Ltd.	Hong Kong

ANSYS Software Private Limited	India

Fluent India Private Limited	India

Apache Design Solutions Private Ltd.	India

Sequence Design India Private Ltd.	India

Apache Power Solutions Israel Ltd.	Israel

ANSYS OOO	Russia